Results of Shareholder Meeting (unaudited)

COUNTRY Balanced Fund:

A shareholder meeting of the COUNTRY Balanced Fund (“Balanced Fund”) was held on September 18, 2006 at 1701 N. Towanda Avenue, Bloomington, IL. The shareholders voted on whether to approve a Plan or Reorganization providing for (i) the acquisition of all of the assets of the Balanced Fund by the COUNTRY Growth Fund (“Growth Fund”), a series of the Trust, in exchange for shares of the Balanced Fund, and the assumption of all liabilities of the Balanced Fund by the Growth Fund and (ii) subsequent termination and liquidation of the Balanced Fund.

As of August 3, 2006, the record date, the dollar value of shares outstanding and entitled to vote was $23,445,875.06. The total dollar value of shares represented by proxy or in person at this meeting was $13,112,846.39 or 55.928% of the total dollar value of shares outstanding, which constituted a quorum. The proposal passed with: (a) $12,631,629.14 of the dollar value of outstanding shares voting in favor of the proposal; (b) $289,893.97 of the dollar value of outstanding shares voting against the proposal; and (c) $191,323.28 of the dollar value of outstanding shares abstaining from voting on the proposal.

COUNTRY Short Term Bond Fund:

A shareholder meeting of the COUNTRY Short-Term Bond Fund (“Short-Term Bond Fund”) was held on September 18, 2006 at 1701 N. Towanda Avenue, Bloomington, IL. The shareholders voted on whether to approve a Plan or Reorganization providing for (i) the acquisition of all of the assets of the Short-Term Bond Fund by the COUNTRY Bond Fund (“Bond Fund”), a series of the Trust, in exchange for shares of the Short-Term Bond Fund by the COUNTRY Bond Fund, and the assumption of all liabilities of the Short-Term Bond Fund by the Bond Fund and (ii) subsequent termination and liquidation of the Short-Term Bond Fund.

As of August 3, 2006, the record date, the dollar value of shares outstanding and entitled to vote was $51,139,063.20. The total dollar value of shares represented by proxy or in person at this meeting was $49,987,117.81 or 97.747% of the total dollar value of shares outstanding, which constituted a quorum. The proposal passed with: (a) $49,972,856.36 of the dollar value of outstanding shares voting in favor of the proposal; (b) $7,352.53 of the dollar value of outstanding shares voting against the proposal; and (c) $6,908.92 of the dollar value of outstanding shares abstaining from voting on the proposal.